Exhibit 99.1

Media contact:	Investor contact:
Mike Jacobsen, APR	Nick Codispoti
+1 330 490 3796	+1 330 490 3513
michael.jacobsen@diebold.com	nick.codispoti@diebold.com

FOR IMMEDIATE RELEASE:
February 12, 2013

DIEBOLD REPORTS 2012 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS
Earnings overview presentation available at http://www.diebold.com/earnings/DBD4Q12.pdf

•	4Q EPS from cont. ops. of $(0.12), or $0.45 non-GAAP*; FY EPS of $1.28, or $2.07 non-GAAP*

•	Total revenue for 4Q 2012 decreased 1.2%; FY revenue increased 5.5% versus prior-year period

•	Free cash flow* for 2012 was $85.8 million, a decrease of $74.9 million from YE 2011; net debt* at 12/31/12 was $21.5 million, a slight increase from the prior year

•	Security revenue grew 11.4% during the quarter

•	Company reaffirms prior 2013 guidance of full-year non-GAAP* EPS to be flat to down moderately on relatively flat revenue

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported fourth quarter 2012 net loss from continuing operations attributable to Diebold, net of tax, of $(7.5) million, or $(0.12) per basic share. This compares with fourth quarter 2011 net income of $79.8 million, or $1.26 per diluted share. Fourth quarter 2012 included $21.9 million of pre-tax, non-routine expenses related to early buyout payments made to certain eligible pension participants. Also during the quarter, the company recorded $18.0 million of pre-tax, non-routine expense primarily related to increasing its accrual for the eventual resolution of the previously disclosed Foreign Corrupt Practices Act (FCPA) investigation. Fourth quarter 2012 revenue was $840.1 million, down 1.2% from the fourth quarter 2011.

Non-GAAP* income from continuing operations attributable to Diebold, net of tax, in the fourth quarter 2012 was $0.45 per diluted share, compared with $1.40 per diluted share from the fourth quarter 2011.

Management Commentary
"The 2012 results and the present outlook for 2013 are disappointing, and we need to improve," said Henry D.G. Wallace, Diebold executive chairman. "Recently, we named George S. Mayes, Jr. to the newly created position of chief operating officer. George has a strong track record of operational excellence, and together we are committed to improving our financial position in the short term, as well as initiating longer-term structural improvements throughout our global operations. This will be undertaken with a sense of urgency without jeopardizing our ability to provide outstanding products and services.”
Mayes said, “I am excited to take on the COO role and confident in our ability to achieve further, meaningful operational improvements across our global operations. We are passionately committed to our customers, and remain dedicated to delivering innovative solutions and services that add value to their businesses.”
Wallace concluded, "As previously communicated, we expect 2013 non-GAAP earnings to be flat to down modestly from 2012, and revenue to be relatively flat. I am also expecting the first quarter to be weak and well below the first quarter of last year, which benefited from strong regional bank demand. Looking forward, there are some bright spots in Asia Pacific, Latin America and U.S. national accounts. However, the uncertainty surrounding U.S. regional bank activity and the outcome of some major business awards in Brazil could significantly affect the range of outcomes this year. Therefore, the company is not including a specific EPS range in its guidance for 2013 at this time. However, I want to assure you that we have a strong team, we are focused on the tasks ahead, and I am confident in our ability to return Diebold to a long-term sustainable growth plan."

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*See accompanying notes for non-GAAP measures.

PAGE 2/ DIEBOLD REPORTS 2012 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Results of Operations
Revenue
Total revenue for the fourth quarter 2012 decreased 1.2% compared with the fourth quarter 2011, with growth in EMEA and security offset by a decline in Brazil voting revenue and a net negative currency impact of more than 2%.

Gross Margin
Total gross margin for the fourth quarter 2012 was 21.9%, a decrease of 4.3 percentage points from the fourth quarter of 2011, with declines in both product and service. Both product and service margins were impacted by the shift in business from regional banks to the lower-margin national bank space in the United States and associated declines in billed-work services. Also impacting service gross margin were increases to insurance reserves and increased costs and project deferrals associated with Hurricane Sandy. In addition, Brazil margins were impacted by the lower voting and lottery volume.

Operating Expenses
Total operating expenses were $176.6 million, or 21.0% of revenue, for the fourth quarter 2012, an increase of 2.7 percentage points from the fourth quarter of 2011.

Fourth quarter 2012 operating expenses also included non-routine expenses of $22.9 million. These expenses included the previously disclosed pre-tax charge of $21.9 million for the early buyout payments made to eligible pension participants and a pre-tax charge of $1.0 million for legal, consultative, and audit costs related to the previously disclosed FCPA investigation. In addition, the company incurred a non-cash impairment charge of $1.0 million related to the company's decision to cancel the new corporate headquarters project.

Operating expenses in the fourth quarter 2012 included $4.1 million of net restructuring charges primarily related to the company's global realignment plan, including realignment of resources in the U.S. and certain international facilities to better support opportunities in target markets. Operating expenses in the fourth quarter 2011 included $2.2 million of net restructuring charges primarily associated with restructuring efforts in EMEA, and an adjustment of $(2.2) million from the previously accrued settlement and legal fees related to a prior employment class-action lawsuit. Fourth quarter 2011 operating expenses also included non-routine expenses of $2.4 million for legal, consultative, and audit costs related to the FCPA investigation.

Operating Profit
Operating profit was $7.5 million, or 0.9% of net sales, in the fourth quarter 2012, a decrease of 7.0 percentage points from the fourth quarter 2011. Non-GAAP operating profit* in the fourth quarter 2012 was $42.5 million, or 5.1% of revenue, compared with $75.8 million, or 8.9% of revenue, in the fourth quarter 2011. Both quarters exclude applicable restructuring charges and non-routine expenses as well as impairment charges in fourth quarter 2012.

Income Tax
Fourth quarter 2012 income tax benefit on continuing operations including non-controlling interest was $5.9 million or 44.1% on a GAAP basis and 24.1% on a non-GAAP basis. The GAAP increase was primarily due to the fact that a portion of the FCPA charges are expected to be non-deductible for tax. Year to date taxes on income from continuing operations were $28.5 million. This resulted in a full-year 2012 income tax rate of 25.9% on a GAAP basis.

Income / (Loss) from Continuing Operations, net of tax (attributable to Diebold)
Loss from continuing operations, net of tax, was $(7.5) million, or 0.9% of revenue in the fourth quarter 2012, compared with income of $79.8 million, or 9.4%, in the fourth quarter 2011. Included in the fourth quarter 2012 net of tax results are $27.5 million in net non-routine expenses (pension early buy-out and FCPA related), net restructuring charges of $7.6 million and $0.6 million in impairment charges. Included in the fourth quarter 2011 net of tax results are net restructuring charges of $6.5 million and $2.4 million in net non-routine expenses.

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*See accompanying notes for non-GAAP measures.

PAGE 3/ DIEBOLD REPORTS 2012 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Full-year 2012 income from continuing operations, net of tax, was $81.6 million, or 2.7% of revenue in 2012, a decrease of 2.4 percentage points versus prior year. Full-year 2012 income from continuing operations, net of tax, includes after-tax restructuring charges of $10.7 million, $28.7 million in net non-routine expenses (pension early buy-out and FCPA related) and $10.6 million in impairment charges. Full-year 2011 income from continuing operations, net of tax, includes after-tax restructuring charges of $20.7 million and $12.5 million in net non-routine and impairment charges.

Balance Sheet, Cash Flow and Liquidity
The company's net debt* was $21.5 million at December 31, 2012, an increase in net debt of $13.8 million from the net debt* position at December 31, 2011. The company's net debt to capital ratio was 1.5% at December 31, 2012, and 0.5% at December 31, 2011.

For the full-year 2012, net cash provided by operating activities was $135.5 million, a decrease of $79.9 million compared with full-year 2011. Free cash flow* in the fourth quarter 2012 was $150.4 million, a decrease of $103.4 million from the fourth quarter 2011. For the full year, free cash flow was $85.8 million, a decrease of $74.9 million from 2011. The company expects free cash flow* to improve in 2013.

In the fourth quarter 2012, the company did not repurchase any of its common shares. Diebold has approximately 2.4 million common shares remaining under its existing share repurchase authorization.

Full-year 2013 Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any currency fluctuations, future mergers, acquisitions, disposals or other business combinations, or any possible resolution to the FCPA matter.

While Diebold expects relatively flat revenue for 2013, the company is encouraged by growing backlog activity in certain areas, such as its Asia Pacific and U.S. national account sectors. However, the company faces difficult year-over-year comparisons, particularly in the first half of the year, and an uncertain environment in the U.S. regional bank space in 2013. In addition, the company expects improvements within its Brazil business with several significant tenders expected in the first half of 2013. However, the timing and outcome of the Brazil tenders could have a significant impact on earnings in 2013. As such, the company is reaffirming its prior full-year outlook for 2013, expecting non-GAAP earnings to be flat to down moderately from 2012 on relatively flat revenue.

Overview Presentation and Conference Call
More information on Diebold's quarterly earnings, including additional financial analysis and an earnings overview presentation, is available on Diebold's Investor Relations website. Henry D.G. Wallace, George S. Mayes, Jr. and Bradley C. Richardson will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Both the presentation and access to the call are available at http://investors.diebold.com. The replay can also be accessed on the site for up to three months after the call.

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*See accompanying notes for non-GAAP measures.

PAGE 4/ DIEBOLD REPORTS 2012 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Revenue Summary by Service, Product and Geographic Area

Revenue Summary by Service and Product Solutions
(In Thousands)
	Q4 2012	Q4 2011	% Change	FY 12/31/2012	FY 12/31/2011	% Change
Financial Self-Service
Service	$310,109	$302,903	2.4%	$1,199,325	$1,140,872	5.1%
Product	320,410	337,360	(5.0)%	1,112,576	996,673	11.6%
Total Fin. Self-Service	630,519	640,263	(1.5)%	2,311,901	2,137,545	8.2%

Security Solutions
Service	120,308	107,144	12.3%	427,007	411,474	3.8%
Product	69,938	63,583	10.0%	196,630	194,028	1.3%
Total Security	190,246	170,727	11.4%	623,637	605,502	3.0%

Total Fin. Self-Service & Security	820,765	810,990	1.2%	2,935,538	2,743,047	7.0%

Brazil Election Systems & Lottery	19,330	38,997	(50.4)%	56,155	92,801	(39.5)%

Total Revenue	$840,095	$849,987	(1.2)%	$2,991,693	$2,835,848	5.5%

Revenue Summary by Geographic Area
	Q4 2012	Q4 2011	% Change	FY 12/31/2012	FY 12/31/2011	% Change
Diebold North America	$396,238	$396,918	(0.2)%	$1,590,532	$1,405,018	13.2%
Diebold International
Latin America (incl. Brazil)	202,437	215,310	(6.0)%	648,130	662,805	(2.2)%
Asia Pacific	135,754	140,987	(3.7)%	427,542	422,491	1.2%
Europe, Middle East, Africa	105,666	96,772	9.2%	325,489	345,534	(5.8)%
Total Diebold International	443,857	453,069	(2.0)%	1,401,161	1,430,830	(2.1)%

Total Revenue	$840,095	$849,987	(1.2)%	$2,991,693	$2,835,848	5.5%

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Other income (expense), net summary:

	Q4 2012	Q4 2011	FY 12/31/2012	FY 12/31/2011
Miscellaneous, net	$(18,151)	$(2,514)	$(17,203)	$(1,504)
Foreign exchange gain (loss), net	77	2,998	2,654	3,095
Interest expense	(7,646)	(8,158)	(30,330)	(34,456)
Investment income	8,301	12,558	37,593	41,663
Total other income (expense), net	$(17,419)	$4,884	$(7,286)	$8,798

Notes for Non-GAAP Measures

1.	Profit/loss summary - 4th quarter comparison (Dollars in millions)

Q4 2012							Q4 2011
Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales		Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales
$840.1	$184.1	21.9%	$176.6	$7.5	0.9%	GAAP Results	$850.0	$222.6	26.2%	$155.4	$67.2	7.9%
	6.2		(4.1)	10.3		Restructuring		6.3		(2.2)	8.5
	0.8		(22.8)	23.6		Non-rout. Exp., net		—		(0.2)	0.2
	—		(1.0)	1.0		Impairment		—		—	—
$840.1	$191.2	22.8%	$148.7	$42.5	5.1%	Non-GAAP Results	$850.0	$228.9	26.9%	$153.1	$75.8	8.9%

Profit/loss summary - year-to-date comparison (Dollars in millions)

FY 12/31/2012							FY 12/31/2011
Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales		Rev	Gross Profit	% of Sales	OPEX	OP	% of Sales
$2,991.7	$736.2	24.6%	$611.4	$124.7	4.2%	GAAP Results	$2,835.8	$735.9	26.0%	$580.3	$155.6	5.5%
	4.4		(10.9)	15.3		Restructuring		14.6		(11.6)	26.2
	0.8		(24.7)	25.5		Non-rout. Exp., net		—		(13.2)	13.2
	—		(15.6)	15.6		Impairment		—		(3.0)	3.0
$2,991.7	$741.3	24.8%	$560.2	$181.1	6.1%	Non-GAAP Results	$2,835.8	$750.5	26.5%	$552.5	$198.0	7.0%

The company's management believes excluding net restructuring charges/(benefits), non-routine expenses/income and impairment charges from operating results is an indication of the company's baseline performance. The exclusion of these items permits evaluation and comparison of results for the company's core business operations and it is on this basis that the company's management internally assesses the company's performance.

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PAGE 6/ DIEBOLD REPORTS 2012 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

2.	Reconciliation of diluted GAAP EPS to non-GAAP EPS from continuing operations measures:

	Q4 2012	Q4 2011	FY 12/31/2012	FY 12/31/2011
Total EPS from continuing operations (GAAP measure)	$(0.12)	$1.26	$1.28	$2.23
Restructuring charges	0.12	0.10	0.17	0.32
Non-routine expenses, net	0.44	0.04	0.45	0.16
Impairment charges	0.01	—	0.17	0.03
Total adjusted EPS (non-GAAP measure)	$0.45	$1.40	$2.07	$2.74

The company's management believes excluding net restructuring charges/(benefits), non-routine expenses/income and impairment charges is useful to investors because it provides an overall understanding of the company's historical financial performance and future prospects. Exclusion of these items permits evaluation and comparison of results for the company's core business operations, and it is on this basis that management internally assesses the company's performance.

3.	Free cash flow / (use) is calculated as follows:

	Q4 2012	Q4 2011	FY 12/31/2012	FY 12/31/2011
Net cash provided by (used in) operating activities (GAAP measure)	$164,264	$270,061	$135,508	$215,397
Capital expenditures	(13,886)	(16,297)	(49,742)	(54,753)
Free cash flow / (use) (non-GAAP measure)	$150,378	$253,764	$85,766	$160,644

The company's management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy, including service of debt principal, dividends, share repurchase and acquisitions. Free cash flow is utilized to fund our dividends, as well as mandatory debt payments and other investment opportunities. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements that are deducted in the calculation of free cash flow.

4.	Net investment/(debt) is calculated as follows:

	12/31/2012	12/31/2011
Cash, cash equivalents and short-term investments (GAAP measure)	$630,678	$620,773
Debt instruments	(652,206)	(628,503)
Net investment/(debt) (non-GAAP measure)	$(21,528)	$(7,730)

The company's management believes that given the significant cash, cash equivalents and other investments on its balance sheet that net cash against outstanding debt is a meaningful net debt calculation. Between 96% and 97% of the company's cash and cash equivalents and short-term investments reside in international tax jurisdictions for all periods presented.

Forward-Looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward-looking statements”. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company's future operating performance, the company's share of new and existing markets, the company's short- and long-term revenue and earnings growth rates, and the company's implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company's manufacturing capacity.

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PAGE 7/ DIEBOLD REPORTS 2012 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

The use of the words “will,” “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:

•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

•
changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

•
global economic conditions, including any additional deterioration and disruption in the financial markets, including the bankruptcies, restructurings or consolidations of financial institutions, which could reduce our customer base and/or adversely affect our customers' ability to make capital expenditures, as well as adversely impact the availability and cost of credit;

•	acceptance of the company's product and technology introductions in the marketplace;

•	the company's ability to maintain effective internal controls;

•	changes in the company's intention to repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions could negatively impact foreign and domestic taxes;

•	unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments, including with respect to the company's Brazilian tax dispute;

•	variations in consumer demand for financial self-service technologies, products and services;

•	potential security violations to the company's information technology systems;

•
the investment performance of our pension plan assets, which could require us to increase our pension contributions, and significant changes in health care costs, including those that may result from government action;

•	the amount and timing of repurchases of the company's common shares, if any;

•	the outcome of the company's global FCPA review and any actions taken by government agencies in connection with the company's self disclosure, including the pending DOJ and SEC investigations;

•	the company's ability to settle the FCPA investigation, and the ultimate amount of any potential settlement; and

•	the company's ability to achieve benefits from its cost-reduction initiatives and other strategic changes, including its restructuring actions.

About Diebold
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs approximately 17,000 associates with representation in nearly 90 countries worldwide and is headquartered in the Canton, Ohio region, USA. Diebold is publicly traded on the New York Stock Exchange under the symbol 'DBD.' For more information, visit the company's website at www.diebold.com or follow the company on Twitter: http://twitter.com/dieboldinc.

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DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net Sales
Service	$430,442	$410,047	$1,626,521	$1,552,358
Product	409,653	439,940	1,365,172	1,283,490
Total	840,095	849,987	2,991,693	2,835,848
Cost of goods
Service	334,398	296,642	1,215,673	1,138,213
Product	321,563	330,696	1,039,867	961,706
Total	655,961	627,338	2,255,540	2,099,919
Gross Profit	184,134	222,649	736,153	735,929
Percent of net sales	21.9%	26.2%	24.6%	26.0%
Operating expenses
Selling, general and administrative	150,724	134,595	509,777	499,265
Research, development and engineering	24,741	20,843	85,881	78,108
Impairment of assets	1,152	—	15,783	2,962
Total	176,617	155,438	611,441	580,335
Percent of net sales	21.0%	18.3%	20.4%	20.5%
Operating profit	7,517	67,211	124,712	155,594
Percent of net sales	0.9%	7.9%	4.2%	5.5%
Other income (expense), net	(17,419)	4,884	(7,286)	8,798
(Loss) Income from continuing operations before taxes	(9,902)	72,095	117,426	164,392
Taxes on income	5,602	10,952	(29,905)	(12,815)
(Loss) income from continuing operations	(4,300)	83,047	87,521	151,577
(Loss) income from discontinued operations, net of tax	(3,125)	5	(3,125)	523
Net (loss) income	(7,425)	83,052	84,396	152,100
Less: net income attributable to noncontrolling interest	(3,220)	(3,297)	(5,942)	(7,285)
Net (loss) income attributable to Diebold, Inc.	$(10,645)	$79,755	$78,454	$144,815

Basic weighted average shares outstanding	63,230	62,599	63,061	64,244
Diluted weighted average shares outstanding	63,230	63,300	63,914	64,792

Basic Earnings Per Share:
(Loss) income from continuing operations	$(0.12)	$1.27	$1.29	$2.24
(Loss) income from discontinued operations	(0.05)	—	(0.05)	0.01
Net (loss) income	$(0.17)	$1.27	$1.24	$2.25

Diluted Earnings Per Share:
(Loss) income from continuing operations	$(0.12)	$1.26	$1.28	$2.23
(Loss) income from discontinued operations	(0.05)	—	(0.05)	0.01
Net (loss) income	$(0.17)	$1.26	$1.23	$2.24

Amounts Attributable to Diebold, Inc.
(Loss) income from continuing operations	$(7,520)	$79,750	$81,579	$144,292
(Loss) income from discontinued operations	(3,125)	5	(3,125)	523
Net (loss) income attributable to Diebold, Inc.	$(10,645)	$79,755	$78,454	$144,815

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$368,792	$333,920
Short-term investments	261,886	286,853
Trade receivables, net	488,373	414,969
Inventories	412,996	440,900
Other current assets	282,810	255,713
Total current assets	1,814,857	1,732,355

Securities and other investments	77,101	74,869
Property, plant and equipment, net	184,345	192,694
Goodwill	272,951	253,063
Other assets	243,733	264,462
Total assets	$2,592,987	$2,517,443

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$34,212	$21,722
Accounts payable	224,973	221,964
Other current liabilities	579,670	580,531
Total current liabilities	838,855	824,217

Long-term debt	617,534	606,154
Long-term liabilities	291,287	228,812

Total Diebold, Inc. shareholders' equity	809,963	826,986
Noncontrolling Interests	35,348	31,274
Total equity	845,311	858,260

Total liabilities and equity	$2,592,987	$2,517,443

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(IN THOUSANDS)

	Twelve Months Ended
	December 31,
	2012	2011
Cash flow from operating activities:
Net income	$84,396	$152,100
Adjustments to reconcile net income to cash flow from operating activities:
Depreciation and amortization	78,644	79,855
Impairment of assets	15,783	2,962
Other	10,093	8,871

Cash flow from changes in certain assets and liabilities:
Trade receivables	(75,275)	(22,790)
Inventories	20,955	(12,602)
Accounts payable	2,564	11,741
Certain other assets and liabilities	(1,652)	(4,740)
Net cash provided by operating activities	135,508	215,397

Cash flow from investing activities:
Payments for acquisitions, net of cash acquired	(28,292)	—
Net investment activity	(1,236)	(44,917)
Capital expenditures	(49,742)	(54,753)
Increase in certain other assets & other	6,439	8,964
Net cash used in investing activities	(72,831)	(90,706)

Cash flow from financing activities:
Dividends paid	(72,830)	(72,901)
Net borrowings	23,625	63,191
Repurchase of common shares	(3,452)	(111,815)
Other	16,430	(2,010)
Net cash used in financing activities	(36,227)	(123,535)

Effect of exchange rate changes on cash and cash equivalents	8,422	4,106

Increase in cash and cash equivalents	34,872	5,262
Cash and cash equivalents at the beginning of the period	333,920	328,658
Cash and cash equivalents at the end of the period	$368,792	$333,920